EXHIBIT 14.1

Code of Conduct

and

Business Ethics

Table of Contents

Core Values		4
Code of Conduct and Business Ethics		5

A.	Introduction	5

	The National Technical Systems Commitment	5
	Applicability of the Code	5
	General Conduct Guidance for All Employees	5
	Directors, Officers, Managers and Supervisors	6
	Compliance with Applicable Laws	6

B.	Our Employment Relationship	6

	Equal Employment Opportunity	6
	Harassment-Free Workplace	7
	Safety, Health and Workplace Security	7
	Global Employment Law Standards	7
	Privacy	7

C.	Compliance & Fair Dealings	7

	Antitrust and Fair Competition Laws	7
	Compliance With Anti-Fraud And Standards Of Conduct Statutes	8
	Accurate Representations	8
	Securities Laws and Insider Trading	8
	NTS Ethical Supply Chain Guidelines	8
	Political Activities	9

D.	Avoiding Conflicts of Interest	9

	General Guidance	9
	Family Members and Close Personal Relationships	9
	Outside Employment	10
	Ownership in Other Businesses	10
	Board Memberships	10
	Gifts	11
	Foreign Corrupt Practices Act And Anticorruption Laws	11
	Business Meetings	11

E.	Creating and Maintaining Accurate and Complete Records	12

	The Importance of Accuracy with All Records	12
	Internal Controls	12
	Considerations Regarding Financial Records	12
	Compliance with Record Keeping Requirements	13
	Record Retention	13
	Specific Requirements Applicable To All Contract Work	13
	Specific Requirements Applicable to Government Contracts	14

Code of Conduct and Business Ethics
October 2012
Page | 2

F.	Confidential Information and Other Corporate Assets	14
	Company Information	14
	Corporate Opportunities and Use and Protection of Company Assets	15
	Computers, Internet and E-Mail	15
	Enforcement of the Code	15

Code of Conduct and Business Ethics
October 2012
Page | 3

Core Values

Our core values reflect what is truly important to us as an organization.   These are not values that change from time-to-time, situation-to-situation or person-to-person, but rather they are the foundation of our company culture.   As we grow, we want to maintain these values so that we can preserve what is special about our company.

Our core values remind us what it takes to get the job done. They inspire us to do our very best at all times and they are our common bond across the enterprise.  These core values represent the soul of our company.

Organizational Integrity -      We inspire trust by saying what we mean, matching our behaviors to our words and taking responsibility for our actions.  We value honest and respectful interactions.  We value a culture of emotional and social support.

Respect for the Individual-     We value diversity and appreciate the contributions of every employee.  We seek to foster a trusting, open and inclusive environment.  We value initiative, compassion, self-confidence, understanding, adaptability, responsibility and ethical behavior.

Quality Customer Service-     Our Clients deserve the highest level of quality customer service.  We form long-term relationships by being highly responsive and providing innovative problem solving.  We want to understand our Clients’ changing needs and consistently deliver value by providing outstanding service that builds their confidence, loyalty and respect.

Stewardship - “Obligations to Stakeholders”-      We meet our commitments and obligations to key stakeholders – employees, stockholders, clients.  It is our responsibility to properly utilize and develop our resources- people, property and financial assets.  We recognize that maximizing profits is essential for growth, prosperity, opportunity, job satisfaction and job security.   We are the stewards of our shareholders’ investment and we take that responsibility seriously.

Embrace and Drive Change-     Part of being in a growing and thriving company is continuous process improvement and change.  We are continuously evolving and expanding our services to meet the demands of the changing marketplace.

One Enterprise-     By embracing the uniqueness of each NTS organization we leverage the power of relationships and collaboration to deliver exceptional service, exceptional capabilities and convenient access to our clients, wherever they do business. We strive for a cohesive team environment that fosters “dual citizenship” and participative decision making across the enterprise.

The Best People Make The Best Teams-     We seek to deliver our services through a motivated and prepared workforce.  Attracting, developing and retaining the best talent for our business, demonstrating a “can-do” attitude and fostering a collaborative and mutually supportive team environment.

Personal and Organizational Growth-     We encourage employees to grow personally and professionally.  It is important to challenge and stretch ourselves by continuously developing skills through learning and education. In the process of our growth, we are helping the company grow.

Code of Conduct and Business Ethics
October 2012
Page | 4

Code of Conduct and Business Ethics

A.	Introduction

The National Technical Systems Commitment

National Technical Systems is dedicated to the highest standards of ethical conduct in all its business dealings with the Government and with all other clients and suppliers. National Technical Systems enjoys and seeks to sustain its outstanding reputation as a responsible source of quality services and products provided in full compliance with contract requirements and sold at a fair price. All persons who comprise National Technical Systems are required to conduct their business relations with clients, suppliers, colleagues and the public with courtesy, honesty and integrity.

To affirm these high standards and to reinforce their importance, National Technical Systems has adopted this Code of Conduct and Business Ethics.

Applicability of the Code

This Code of Conduct and Business Ethics applies to all employees and directors,.(hereinafter collectively referred to as "employees").

National Technical Systems employees are expected to adhere to the highest standards of honesty and integrity. They are expected to comply with all laws and regulations applicable to their work, with the requirements of the contract covering their particular work, and with National Technical Systems policies, standards and procedures. Dishonest or unethical actions, and the mere appearance of dishonest or unethical actions, are unacceptable.

The principles guiding the Code are:

•	Ethical behavior is the basis for everything we do
•	We are committed to treating our employees fairly and providing them with opportunity for advancement and growth
•	Teamwork, mutual respect and trust, and open communication are the foundations of NTS’ core values and corporate culture
•	We strive to be a responsible corporate citizen in all of the locations we do business We are committed to compliance with the laws, rules, and regulations applicable everywhere we do business

General Conduct Guidance for All Employees

On the job, each employee is expected to follow the simple standard of "doing it right, doing it honestly," which extends beyond mere compliance with applicable laws to governance of conduct where there is no explicit guideline. Employees should not attempt to accomplish by indirect means what cannot be accomplished directly.

Each employee must:

•	Personally abide by the code
•	Not assist and ,if possible, prevent others in/from violating the Code; and
•	Report any perceived violation and/or request that might constitute a violation, utilizing the procedures outlined in this document and the Employee Handbook.

Code of Conduct and Business Ethics
October 2012
Page | 5

In determining personal compliance with this Code in specific situations, employees should ask themselves the following questions:

•	Is my action honest?
•	Is my action the right thing to do?
•	Does my action comply with National Technical Systems policies and this Code of Ethics?
•	Does my action comply with the contract requirements governing this particular work?
•	How will this decision look to others; will my action appear appropriate?
•	Am I sure that neither the Company nor I would not be embarrassed or compromised if my action became known publicly?
•	Can this decision be honestly explained and defended?

Employees should be able to answer "yes" to all these questions before acting.

Directors, Officers, Managers and Supervisors

Directors, Officers, Managers and Supervisors are expected to lead by example.  They are expected to drive a culture of integrity.  They are responsible for promoting open and honest two-way communications.  They must be positive role models and actively demonstrate respect and consideration for our employees.  All company personnel must report violations, while Directors, Officers, Managers and Supervisors must diligently look for indications that unethical or illegal conduct has occurred and report it in a timely manner.

Directors, Officers, Managers and Supervisors who retain or are responsible for consultants, contractors, agents or joint venture partners are also responsible for ensuring that such third parties act consistently with the Code of Ethics in the services they provide to NTS or when acting on NTS’ behalf.  They must also ensure that such third parties understand their obligations by providing them a copy of the Code of Ethics and other appropriate information and oversight.

Whenever you have concerns about unethical or illegal activities, you should promptly inform your Manager, the Human Resources Department and/or the Ethics Hotline.

Compliance with Applicable Laws

It is NTS’ policy to fully comply with all laws, rules and regulations applicable in the locations where we do business.  The discussion of specific laws in the Code is not exhaustive.   In addition to policies discussed in the Code, you are expected to comply with all applicable laws, including but not limited to, laws pertaining to the environment, workplace safety, data privacy (including employee data) and fair competition.  Any violation of any law, regulation or policy by NTS personnel or others must be reported immediately as set forth in the Enforcement of the Code and Ethics Hotline section of this document and the Employee Handbook.

B.	Our Employment Relationship

Equal Employment Opportunity

NTS is committed to a policy of affording equal opportunity for employment to all individuals regardless of age, race, creed, color, national origin, ancestry, citizenship, religion, gender, sexual orientation, gender identification, marital status, pregnancy, political belief, a disability that does not prohibit essential job functions, or other characteristic protected by federal and state law.  NTS reaffirms its goal of promoting equal opportunities in the work place.  Each qualified applicant and employee is recruited, employed, evaluated, and considered for promotion without regard to any protected characteristic as listed above.  Each employee has the responsibility to treat every colleague or applicant for employment with respect and in a fair, non-discriminatory manner.

Code of Conduct and Business Ethics
October 2012
Page | 6

Harassment-Free Workplace

The Company is committed to providing a safe and comfortable working environment for all of its employees and to maintaining an environment that encourages respect for the dignity of each individual employee.  In keeping with this goal, the Company prohibits its employees from engaging in sexual harassment or any other unlawful conduct of an intimidating or personally offensive nature, and will take appropriate action to protect its employees and the employment relationship.  The full “Harassment Prohibition Policy” is available on Compass, the company Intranet, and in the Employee Handbook.

Safety, Health and Workplace Security

Your safety, as well as that of those who work with you, is one of our greatest concerns.  Each of us must make every effort to comply with NTS’ policies, programs or procedures and applicable laws and regulations involving health and safety.  A safe and secure work environment also means a workplace free from violence.

We are all responsible for maintaining a safe workplace by following safety and health rules and practices.  We must immediately report accidents, injuries and unsafe equipment, practices or conditions to a supervisor, the local or Corporate Safety Officer and/or Human Resources.

NTS maintains a workplace that is free from the effects of drugs and alcohol for the safety of the Company and all employees.  All policies related to Safety, Health and Workplace Security are on Compass, the company Intranet, and in the Employee Handbook.

Global Employment Law Standards

NTS follows the employment law standards of all locations in which we do business.  When operating in a country where we do not have a permanent presence, managers should seek any necessary guidance from Human Resources regarding the employment law standards governing such operations.

Privacy

We follow the applicable data privacy laws of the United States and all countries in which we operate, and even in the absence of such laws seek to respect employee privacy to the extent consistent with the sound operation of our business.  Employees with access to personal information about other employees must act diligently to safeguard the confidentiality of such information and to provide that information to others only when based upon a business need to do so.

C.	Compliance & Fair Dealings

Antitrust and Fair Competition Laws

NTS is committed to conducting its business in compliance with the letter and spirit of all applicable antitrust laws and other laws that protect competition.  Antitrust laws are designed to ensure a fair and competitive marketplace by prohibiting various types of anti-competitive behavior.  The Antitrust laws can be complex, and it is impossible to describe them fully in any code of conduct and ethics.  Accordingly, any question regarding compliance with antitrust laws or your responsibilities under this policy should be directed to Human Resources.

NTS will not engage in or support activities that improperly restrain trade or that constitute unfair business practices or predatory economic conduct and will abstain from any activity that may violate or give the appearance of violating competition laws.

The following business arrangements could raise anti-competition or antitrust law issues:

•	Under no circumstances, may there be collusive bidding in connection with sales to any client.
•	Exclusive arrangements for the purchase and sale of products or services;
•	Engage in a boycott against a supplier or client Code of Conduct and Business Ethics

Code of Conduct and Business Ethics
October 2012
Page | 7

Unlawful agreements need not take the form of a written contract or even express commitments or mutual assurances.  Courts can- and do- infer agreements based on “loose talk,” informal discussions or the mere exchange between competitors of information from which pricing or other collusion could result.   You should take care to avoid involving yourself in such situations.

The Company depends on its reputation, and the way we deal with our clients, suppliers and competitors molds that reputation.  You must deal fairly with NTS’ clients, suppliers, competitors and employees.  You may not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.  On a state-by-state basis as appropriate, employees receive and sign the Agreement Against Unfair Competition/Solicitation as part of the new hire process.  This agreement is available on Compass, the company Intranet under Human Resources.

Compliance With Anti-Fraud And Standards Of Conduct Statutes

The following activities are strictly prohibited to all National Technical Systems employees:

•	Giving or accepting a bribe
•	Giving or accepting gratuities or kickbacks
•	Submitting false statements or false claims
•
Committing any act or omission that is false or misleading.  No employee may submit or concur in the submission of a statement, bid proposal, billing, claim, or any other document of any kind that is false, fictitious or misleading. Such acts are prohibited by criminal law and could result in criminal prosecution of the company and the employee involved.

Accurate Representations

We will be truthful when representing our capabilities, credentials or qualifications and corporate history in all written and oral communications.  We will not make false statements about our competitors or their services or use unfair practices against competitors, such as obtaining their confidential information.

Securities Laws and Insider Trading

NTS is a publicly traded company.   It is important that any information, whether it is positive or negative, be distributed to all shareholders at the same time so that no shareholder has information that other shareholders do not.  NTS creates press releases and telephonic press conferences to inform members of the public simultaneously.  It is critical that the public receive information from the Company through the proper channels.

As such, non-public information cannot be shared with any outside source or persons and cannot be used by you for the purpose of buying or selling stock.  Anyone providing material, non-public information to any outside source, or personally using such information, is in violation of securities laws and the Company’s Prohibition of Insider Trading Policy.  Any violation of this policy could result in Company imposed sanction, up to and including dismissal. The Insider Trading Policy is part of the employee orientation process.   A copy of this policy can be found on Compass, the company Intranet under Human Resources.

NTS Ethical Supply Chain Guidelines

NTS respects internationally recognized human rights and environmental standards and places them at the core of our business practices.  We believe that no business should ever be complicit in human rights abuses.  We promote greater environmental responsibility and we encourage the development and use of environmentally friendly technologies.

Code of Conduct and Business Ethics
October 2012
Page | 8

Political Activities

Corporate political activities are governed by federal, state and local laws and regulations.  You must have approval, in advance and in writing, from the CEO or CFO, for any corporate contributions to political parties or candidates, lobbying of legislators or public officials and other political activities on behalf of the Company.   As citizens, all NTS employees have the right to participate individually in the political process.  To ensure that individual activity does not inadvertently result in NTS engaging in impermissible political activities, please refer to the following.

The Company is  restricted in making contributions to federal candidates for office or federal political parties.  Your work time and your use of Company resources and equipment may be considered the equivalent of a contribution by the Company.  Therefore, the Company will not pay employees for time spent campaigning or fundraising for a federal political candidate or party.  If a manager or co-worker asks you to contribute to a candidate for political office using Company resources- including your work time or work phone- politely refuse and refer the person to this section of the Code of Business Ethics and Conduct.

You may not use Company resources for the purpose of campaigning or fundraising unless such use is permitted under applicable law and approved in writing, in advance from an the CEO or CFO.  The Company will not compensate or reimburse you, in any form, for a political contribution that you intend to make or have made.

Federal and state laws may require registration and reporting by anyone who engages in lobbying activity on behalf of NTS.  Generally lobbying includes:  1) communicating with any member or employee of a legislative branch of government for the purpose of influencing legislation; 2) communicating with certain government officials for the purpose of influencing government action; or 3) engaging in research or other activities to support or prepare for such communication.

D.	Avoiding Conflicts of Interest

General Guidance

Conflicts of interest can arise in virtually every area of our business operations.   A “conflict of interest” exists whenever an individual’s private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Company.  We must strive to avoid conflicts of interest.  We must each make decisions solely in the best interest of the Company and consistent with this Code of Conduct and Business Ethics.  Any business, financial or other relationship with suppliers, clients or competitors that might impair or appear to impair the exercise of our judgment solely for the benefit of the Company is prohibited.

We are required to disclose any situation that may be or appear to be a conflict of interest.  When in doubt, report a potential conflict of interest to your manager, Human Resources or the Ethics Hotline.

Family Members and Close Personal Relationships

Family members and close personal relationships include, but are not limited to, your spouse, siblings, parents, step and in-law relationships (e.g. mother, father, brother, sister, nephews, nieces, etc.), children, life partner, adoptive relationship and those with whom you have a personal debt or investment interest.

A conflict of interest may arise if family members or someone you have a close personal relationship with work for a supplier, client or other third party with whom we do business.  It also may be a conflict if a family member has a significant financial interest in a supplier, client or other third party with whom we do business.  Actions of family members also may create a conflict of interest.

A “significant financial interest” is defined below under the heading of “Ownership in Other Businesses.”   Before doing business on our behalf with an organization in which a family member works or has a significant financial interest, you must disclose the situation.  You must obtain and document approval from your immediate supervisor or other Management as directed by your supervisor.

Employing relatives or close friends who report directly to you (i.e. for whom you can influence their pay or performance evaluation) are also a conflict of interest. While our Company highly encourages employees to refer candidates for job openings, employees who may influence a hiring decision must avoid being involved with the hiring of anyone with whom they have a family or personal relationship. Reference the Employment of Relatives policy in the Employee Handbook, which can be found on Compass, the company Intranet.

Code of Conduct and Business Ethics
October 2012
Page | 9

Outside Employment

Employees may work other jobs, on their own time, but must remember their first responsibility is to NTS.  Employees may not conduct business for a second job while on duty for NTS.  Employees may not engage in direct competition with NTS, whether by simultaneously working for a competitor or setting up a personal business, in the same field, during your employment with NTS.

Employees may not participate in outside employment, self-employment, or serve as officers, directors, partners or consultants for outside organizations, if such activity:

•	Reduces work efficiency
•	Interferes with your ability to act conscientiously in our best interest; or
•	Requires you to utilize or disclose our proprietary or confidential procedures, plans or techniques

You should inform your manager and Human Resources in writing of any outside employment; including employer’s name and expected work hours.

Ownership in Other Businesses

Any direct or indirect significant financial interest in one of our competitors, suppliers, clients or other third parties with whom we do business creates a potential conflict of interest.  You should not allow your investments to influence, or appear to influence, your independent judgment.  In general, you should not own, directly or indirectly, a significant financial interest in any company that competes with our Company or that does, or seeks to do, business with us.

If you or a family member has a significant financial interest in a company with whom we do business or propose to do business, that interest must be approved by your immediate supervisor, prior to the transaction.

Notwithstanding the foregoing, non-employee directors of our Company and their family members may have significant financial interests in, or be affiliates of suppliers, clients, competitors and third parties with whom we do business or propose to do business.  However, a director must:

•	Disclose any such relationship promptly after the director becomes aware of it.
•
Remove himself or herself from any Board activity that directly impacts the relationship between our Company and any such company with respect to which the director has a significant financial interest or is an affiliate, and,

•	Obtain prior approval of the Board of Directors or its designated committee for any transaction of which the director is aware between our Company and any such company.

Board Memberships

Serving as a director of another corporation may create a conflict of interest.  Being a director or serving on a standing committee of some organizations, including government agencies, also may create a conflict.

Before accepting an appointment to the board or a committee of any organization whose interests may conflict with our Company’s interests, you must discuss it with the CEO or CFO and obtain approval.   This rule does not apply to non-employee directors of our Company.   Directors should refer to the Corporate Governance Guidelines with respect to any limitations applicable to such directors.

You are encouraged to help the community by serving on boards of non-profit or community organizations, except those that are politically related.  This does not require prior approval.

Code of Conduct and Business Ethics
October 2012
Page | 10

Gifts

Gifts are items and services of value given to any outside parties, or received by an individual employee from any outside party, except for the following:

1.
Customary business related meals, non-alcoholic beverages and entertainment events such as golfing, sporting events, etc., with business professionals, which generally conform to the guidelines in the Joint Travel Regulations.

2.
Items or services of nominal retail value (i.e. less than $500 USD) typically bearing the company logo, given or received.  Federal or government relationships may have an allowable nominal gift value of $25.

3.	Contributions or donations to recognized charitable and non-profit organizations.

Outside parties include not only vendors providing services and material to the Company, but also consultants, financial institutions, advisors, and any person or institution which does business with the Company.

No employee or member of his or her family members shall accept from, or give to, an actual or prospective client or supplier any compensation, gifts, entertainment or other favors which are intended, or of a sufficient value, to influence their business judgment.

An employee may accept discounts on a personal purchase of the supplier’s or client’s products only if such discounts do not affect the Company’s purchase price for the supplier’s or client’s products and are generally offered to others having a similar business relationship with the supplier or client.

Under no circumstances should a gift or entertainment be accepted or given which would influence the employee’s judgment or cause them to favor that supplier over others.  Employees should not give any gifts to the employees or agents of clients, other than gifts and services as defined above, to cause them to favor NTS.  It is a violation of the code for any employee to accept, solicit or encourage outside parties to give cash, gift cards, or other negotiable items to the employee regardless of its value.  Our suppliers will retain their confidence in the objectivity and integrity of our Company only if each employee strictly observes this guideline.

An employee or family member who is solicited for a gift or receives an unsolicited gift prohibited by these guidelines should report it to his or her supervisor, who must in turn report such to his supervisor and Human Resources.

Foreign Corrupt Practices Act And Anticorruption Laws

If you are involved in transactions with foreign government officials, you must comply with not only the laws of the country with which you are involved but also with the U.S. Foreign Corrupt Practices Act.

The United States Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to foreign government officials or foreign political candidates in order to obtain, retain or direct business.

Accordingly, corporate funds, property or anything of value may not be, directly or indirectly, offered or given by you or an agent acting on our behalf, to a foreign official, foreign political party or official thereof or any candidate for a foreign political office for the purpose of influencing any act or decision of such foreign person or inducing such person to use his influence or in order to assist in obtaining or retaining business for, or directing business to, any person.

Business Meetings

An employee may accept entertainment and services, offered by a supplier or client, when they are associated with a business meeting; and the supplier or client provides them to others as a normal part of its business.  Such entertainment and services are transportation to and from the supplier’s or client’s place of business, hospitality suites, golf outings, lodging at the supplier’s or client’s place of business and business lunches and dinners for business visits to the supplier’s or client’s location.  The services should generally be of the type normally used by the Company’s employees and allowable under the Company’s Business Travel and Expense Reporting Policy in the Employee Handbook and on Compass, the company Intranet.

Code of Conduct and Business Ethics
October 2012
Page | 11

E.	Creating and Maintaining Accurate and Complete Records

Our reputation depends on the confidence others have in us.  That confidence is based partly on the accuracy of our written records and verbal statements.

The Importance of Accuracy with All Records

Every employee must help ensure that reporting of business information, computerized, paper or otherwise, is accurate, honest, and timely.  This policy includes not only financial records but all records of NTS including, but not limited to, time sheets, inspection reports, plans and specifications, expense reports, vouchers, client billings, other bills, payroll and benefits records, regulatory data, performance evaluations and other essential NTS information or information provided to clients or other third parties.

Internal Controls

NTS has a system of internal controls sufficient to provide reasonable assurance that transactions are executed and recorded in accordance with management authorization and NTS policy, to permit preparation of reliable financial statements and to maintain financial control overall.  Employees must never provide NTS’ internal or external auditors false, misleading, incomplete, or non-responsive information.

All employees must:

•	Follow all laws, external accounting requirements and NTS procedures and standards for recording and reporting information;

•	Never make a false or misleading entry in a report or record;

•	Never destroy NTS records unless pursuant to appropriate authorization and in accordance with applicable laws and regulations and in accordance with Record Retention described below;

•	Never copy, disclose, sell, transfer or dispose of NTS’ assets without proper documentation of authorization from the Human Resources department.

•	Use care in creating all correspondence, voice mail, email, and written documents on behalf of NTS to avoid inaccuracy, exaggeration, or offensive language.

Considerations Regarding Financial Records

All employees with financial or accounting responsibilities have additional responsibilities arising from their positions.  They must maintain awareness of and perform their duties consistent with financial and accounting related laws, regulations, and professional standards and request appropriate professional advice as required.  Senior financial management must also ensure that financial and accounting staffs have the appropriate level of functional expertise and resources to accomplish operational objectives and maintain professional standards, and prevent any pressure on accounting personnel for the purpose of inflating or otherwise misstating reported financial results.

All payments and other transactions must be properly authorized by management and be accurately and completely recorded in the books and records of NTS consistent with generally accepted accounting principles and established NTS policies and procedures.  All transactions must be supported by appropriate documentation.  NTS records must not be misleading in any respect.  No undisclosed or unrecorded funds may be established for any purpose, nor may NTS funds be placed in any personal or non-corporate account.

Code of Conduct and Business Ethics
October 2012
Page | 12

Compliance with Record Keeping Requirements

National Technical Systems' books and records are to be kept in a manner calculated to reflect actual costs and in accordance with generally accepted accounting principles. This means that:

1.	No funds or accounts may be established or maintained for purposes that are not fully and accurately described on the books and records.

2.	Receipts and disbursements must be fully and accurately described.

3.	No false or fictitious entries may be made on the books or records nor any false or misleading reports issued.

4.	Payments may be made only to the contracting party or a valid assignee and only for the actual services rendered or products delivered. No false or fictitious invoices may be paid.

Record Retention

A record is any information, regardless of physical format, created or received in the transaction of the Company's business.  Physical format of a record includes hard copy, electronic, magnetic tape, disk, audio, video, optical image, etc.  Each corporate department is responsible for the maintenance, retrieval, transfer, and destruction of its records in accordance with appropriate procedures and schedules in accordance with applicable laws and regulations.

The alteration, destruction, withholding, or falsification of corporate documents or records may constitute a criminal act. Intentionally destroying or altering documents with the intent to obstruct a pending or anticipated official government proceeding is a criminal act and could result in large fines and a prison sentence of up to 20 years.  Document destruction or falsification in other contexts can result in a violation of the federal securities laws or the obstruction of justice laws.

Before any destruction of any documents or records, consult the Corporate Finance Department and Human Resources Department must approve any document destruction in accordance with applicable laws and regulations.

Specific Requirements Applicable To All Contract Work

1.
Compliance with the terms of the contract: Every client has the right to expect that National Technical Systems will comply with the agreed contract or purchase order specifications, and complies with representations made to that client. With respect to services provided directly or indirectly for the Government, this expectation has the force of law.

2.
Contract work shall comply fully with the contract requirements. When it appears that, we cannot meet a contract requirement, the matter will be immediately directed to the attention of the supervisor, who in turn may discuss the matter with appropriate management personnel so that a resolution satisfactory to the client is determined.

3.
All quality assurance and quality control procedures required by the contract or purchase order, and by the National Technical Systems Quality Assurance Manual, including required testing procedures must be followed strictly.

4.
No attempt may be made to lead a client or any representative of a client to believe that a National Technical Systems service and/or product meets a required specification or has passed required inspection or testing criteria, if that is not true.

5.	No attempt should be made to change inspection standards or test procedures, which are contractually required, without the knowledge and approval of the client.

6.	Employees involved in the negotiation or administration of contracts shall ensure that all communications and representations to client representatives are true, current and complete.

Code of Conduct and Business Ethics
October 2012
Page | 13

Specific Requirements Applicable to Government Contracts

National Technical Systems employees will strictly observe the laws, rules and regulations which govern the acquisition of goods and services by the Government. National Technical Systems has detailed manuals describing the specific procedures applicable to obtaining Government procurement information, developing cost and pricing estimates, exercising contract administration, and performing materials management for Government prime contracts and subcontracts. Employees are expected to follow these manual provisions.

If applicable, employees must strictly adhere to Government regulations and National Technical Systems' procedure regarding classified information and classified documents. Employees are responsible for proper protection and control of all classified documents in their possession. Any questions regarding classified information of classified document control should be referred to the division's Security Officer.

Company employees are prohibited from providing gifts, entertainment, meals or gratuities to Government personnel. National Technical Systems employees are expected to report known or suspected violations of this Code to his or her supervisor or Human Resources. If the supervisor determines that the matter is of sufficient gravity, the supervisor shall consult with the appropriate National Technical Systems manager involved in order to determine what corrective action is necessary.

"Whistleblower" Protection. Employees are encouraged to report actual or suspected wrongdoing. No employee shall be made to suffer public embarrassment or be subject to retaliation because of a report of actual or suspected wrongdoing made to his or her supervisor or Human Resources. If the reporting employee is directly or indirectly involved in the violation, the fact that he or she reported the violation will be given appropriate consideration by the company in any disciplinary action arising out of the incident.

Use of Outside Consultants. National Technical Systems has the in-house personnel resources to fulfill virtually all of its business obligations. To maintain strict control over the engagement of outside consultants, no consultant may be hired without the proper authorization.

F.	Confidential Information and Other Corporate Assets

Company Information

It is the Company’s policy to ensure that all operations, activities and business affairs of the Company and our business associates are kept confidential to the greatest extent possible.  Confidential information includes all non-public information that might be of use to competitors, or that might be harmful to the Company or its clients if disclosed, such as:

•
Non-public information about the Company’s financial condition, prospects or plans, it marketing and sales programs and research and development information, as well as information relating to mergers and acquisitions and divestitures;

•
Non-public information concerning possible transactions with other companies or information about the Company’s clients, suppliers or joint venture partners, which the Company is under an obligation to maintain as confidential; and

•	Non-public information about discussions and deliberations relating to business issues and decisions, between and among employees, officers and Directors.

Confidential and proprietary information about the Company or its business associates belongs to the Company, must be treated with strictest confidence and is not to be disclosed or discussed with others.  All employees must comply with the NTS Confidentiality and Non-Disclosure Agreement.

Pursuant to their fiduciary duties of loyalty and care, Directors are required to protect and hold confidential all non-public information obtained due to their directorship position, absent the express or implied permission of the Board of Directors to disclose such information.  Accordingly:

Code of Conduct and Business Ethics
October 2012
Page | 14

•	No director shall use Confidential information for his or her own personal benefit or to benefit persons or entities outside the Company; and

•
Except with authorization of the Board of Directors or as may be otherwise required by law, no Director shall disclose confidential Information outside the Company, either during or after his or her service as a Director of the Company, including without limitation, disclosure to principals or employees of any business entity which employs the Director or which has sponsored the Director’s election to the Board of Directors.

Corporate Opportunities and Use and Protection of Company Assets

You are prohibited from:

1)	Taking for yourself, opportunities that are discovered through the use of Company property, information or position;

2)	Using Company property, information or position for personal gain; or

3)	Competing with the Company.

You are personally responsible and accountable for the proper expenditure of Company funds, including money spent for travel expenses or for client entertainment.  You are also responsible for the proper use of property over which you have control.  This includes both Company property and funds and client property that have been entrusted to your custody.  Company assets must be used only for proper purposes.

Company property should not be misused.  Company property may not be sold, loaned or given away regardless of condition or value, without proper authorization.  Each director, officer and employee should protect our assets and ensure their efficient use.  Theft, carelessness and waste have a direct impact on the Company’s profitability.  Company assets should be used only for legitimate business purposes.

Computers, Internet and E-Mail

Internet, E-mail and Instant messaging capabilities are provided to employees to aid in work efficiency and productivity.  These tools are meant to be used specifically for this purpose.   This access is granted using strict security measures to maintain the confidentiality necessary for the nature of our business.

Acceptable personal use includes limited use for communication with family and friends, independent learning and public service.  Unacceptable use includes offensive, illegal or unlawful purposes, or, in violation of another NTS policy.  The company reserves the right to monitor employees’ use of these tools at any time.

All employees must comply with the NTS Acceptable Computer Use Policy available on Compass, the company Intranet and through the Human Resources Department.

G.	Enforcement and Reporting

Enforcement of the Code

Responsibilities: This Code will be enforced equitably at all organizational levels. NTS Management is charged with implementing this Code at all levels and with monitoring compliance. Each manager is responsible for taking timely action to ensure compliance with this Code, including prompt corrective action when required. Supervisors must be careful in their words and conduct to avoid placing, or seeming to place, pressure on subordinates that could cause them to deviate from acceptable standards of conduct.

Distribution of this Code of Conduct: This Code of Conduct is available through the Management Office of each facility or Human Resources. Every employee shall be given a copy of this Code and shall execute a statement that he or she has read it and understands it to be a continuing National Technical Systems policy.

Sanctions for Violations: Violations of this Code of Conduct may result in disciplinary actions up to and including immediate termination of employment.

Code of Conduct and Business Ethics
October 2012
Page | 15

Ethics Hot Line

The Sarbanes-Oxley Act states that each company's audit committee must ensure that every employee has a confidential and anonymous procedure for employees to report concerns regarding questionable accounting or auditing matters. When there are unethical or illegal practices going on at your workplace, it can be difficult to know what to do. To that end, NTS has set up an Ethics Hotline that creates a place for you to call to report anything you feel confused or worried about concerning financial dealings at work. The number to use is 888-416-1307 to talk to a hotline specialist that is available 24/7, 365 days a year. The hotline provides translation services in many languages as well as services for speech-and hearing-impaired callers. The operator will ask you a few questions, or you can just talk. Anything you say is kept confidential; you WILL NOT be identified in any way. Your concern or question goes directly to NTS' Audit Committee, which are independent directors and NOT NTS employees.  The NTS Audit Committee will investigate, and where an investigation reveals the need to take corrective action changes will be made to systems practices and procedures. The operator will set up an anonymous method for you to get an answer or check on the status of your call if you like.

Code of Conduct and Business Ethics
October 2012
Page | 16